UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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GENESCO INC.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

MARJORIE L. BOWEN

MARGENETT MOORE-ROBERTS

DAWN H. ROBERTSON

HOBART P. SICHEL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Genesco Inc., a Tennessee corporation (the “Company”).

Item 1: On June 28, 2021, Legion issued the below press release, which includes a link to a presentation, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Legion Partners Releases Presentation to Rebut Genesco’s Distortions and Reinforce the Need to Replace Four Long-Tenured Directors

Asserts 20-Year Director Matthew C. Diamond has Presided Over Immense Underperformance While Failing to Advance Shareholders’ Interests When Serving as Chair of the Compensation Committee and Chair of the Nominating and Governance Committee

Believes Long-Serving Director Thurgood Marshall, Jr. is Unfit for Board Service Given his History of Business Ties to the Company, Insufficient Industry Experience and Record of Receiving Four Consecutive ISS Withhold Recommendations in Connection With Material Governance Failures at Another Company

Contends Long-Serving Director Joanna Barsh Lacks Modern Retail Experience and is Presiding Over a Deeply Flawed Executive Compensation Structure That Generously Rewards Her Fellow McKinsey Alumni

Underscores That Director Kevin P. McDermott Lacks Retail Experience and Maintains Concerning Interlocks With Current and Former Genesco Directors and Executives

Urges Shareholders to Vote on the WHITE Proxy Card to Elect Legion Partners’ Four Highly-Qualified and Independent Director Candidates, Who Collectively Possess the Skills and Vision to Achieve Efficiencies, Drive Meaningful Growth and Establish Value-Enhancing Stakeholder Relationships

LOS ANGELES--(BUSINESS WIRE)--Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 5.9% of the outstanding common shares of Genesco, Inc. (NYSE: GCO) (“Genesco” or the “Company”), today issued a new presentation that addresses the apparent distortions and misrepresentations included in the materials released by the Company on June 23, 2021. Visit www.GCOForward.com to learn more about Legion Partners’ campaign to elect four highly-qualified individuals – Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel – to Genesco’s nine-member Board of Directors (the “Board”) at the Company’s Annual Meeting of Shareholders on July 20, 2021.

Chris Kiper and Ted White, Legion Partners’ Managing Directors, commented:

“In our view, Genesco’s disingenuous and misleading presentation validates our case for urgent change in the Company’s highly-interconnected boardroom. It is clear to us that the current Board wants to rely on cherry-picked short-term performance data, reactionary governance maneuvers and outright mischaracterizations related to our engagement and nominees in order to try to secure shareholder support. We urge shareholders to see through this smokescreen and instead focus on what has transpired for years under the four directors we are seeking to remove:

•	Matthew C. Diamond - Throughout his 20 years on the Board, Mr. Diamond has presided over excessive executive compensation, sustained underperformance and very questionable corporate governance decisions such as the renomination of directors with clear interlocks to insiders. By the standards set by leading independent proxy advisory firms, Mr. Diamond is an extremely stale and over-tenured Board member. We contend his two-decade tenure compromises his independence and see no compelling case for keeping him as a director.

•	Thurgood Marshall, Jr. - In addition to presiding over significant share price underperformance during his nine-year tenure on Genesco’s Board, Mr. Marshall has no prior relevant retail or footwear experience and a documented history of flouting corporate governance best practices. Notably, a leading independent proxy advisory firm recommended shareholders of CoreCivic, Inc. withhold votes for Mr. Marshall for four straight years – from 2017 to 2020 – citing material governance failures. We question how the current Board could appoint Mr. Marshall as Chair of Genesco’s ESG Subcommittee and tout his purported governance expertise when he is a member of the Nominating and Governance Committee at CoreCivic, Inc., which places material restrictions on shareholders’ ability to amend bylaws.

•	Joanna Barsh - We believe Ms. Barsh, who has presided over persistent share price underperformance during her lengthy tenure, bears responsibility for the Company’s misaligned executive compensation structure and its commitment to a broken conglomerate model. Notably, Ms. Barsh (a long-time McKinsey consultant) is a long-serving member and now the Chair of the Compensation Committee, which has rubberstamped millions of dollars of payments to Mimi Vaughn, Parag Desai and Robert Dennis (all McKinsey alumni) during a period of extended underperformance at Genesco.

•	Kevin P. McDermott - We believe Mr. McDermott, who has presided over sizable share price underperformance during his five-year tenure on Genesco’s Board, has no relevant retail or footwear experience and is perpetuating the culture of concerning interlocks at the Company. Notably, Mr. McDermott was recently the Chief Audit Executive at Pinnacle Financial Partners (NASDAQ: PNFP), where Marty Dickens (a current Genesco director) is a Board member.

Given the rapid changes occurring in the retail and footwear industries, we believe Genesco needs energized, engaged and expert directors with the vision to pursue efficiencies, growth and value-enhancing stakeholder engagement. We believe our nominees would be the right directors at the right time:

•	Marjorie L. Bowen - In addition to possessing considerable capital markets expertise and corporate governance acumen, Ms. Bowen has a proven record of applying her experience to deliver value-enhancing outcomes for Genesco shareholders. When Ms. Bowen was a Genesco director in 2018, she applied her capital markets background and transaction experience to the Company’s strategic alternatives process – which resulted in the sale of the non-synergistic Lids business and provided a runway for value-enhancing share repurchases. This experience would be invaluable if the Board were to consider new ways to refine the Company’s costly and cumbersome conglomerate model.

•	Margenett Moore-Roberts - We believe Ms. Moore-Roberts possesses a rare blend of customer engagement, digital marketing, ESG and DEI experience and a vision for helping Genesco develop value-generating relationships with key stakeholders, including younger and socially-engaged consumers. When Ms. Moore-Roberts served as Vice President and Global Head of Inclusive Diversity at Yahoo!, she established the company’s first Office of Inclusive Diversity and a global Center of Excellence. She oversaw implementation of a number of policies and procedures that filtered into business lines and operations during a period of strong top-line growth at Yahoo!.

•	Dawn H. Robertson - Ms. Robertson is a proven retail operator with deep experience across merchandising, marketing, e-commerce and operations from her time at companies such as Old Navy, OCM, May Dept Stores and Macy’s. When Ms. Robertson was an executive at Macy’s, she played a leading role in establishing the company’s e-commerce presence and growing online sales. She played a similar role helping Old Navy bolster its online sales strategies during a period of revenue and earnings growth. This is exactly the type of experience Genesco’s brands need given the shift toward digital purchasing among younger customers.

•	Hobart P. Sichel - Mr. Sichel has the analytical background of a retail-focused consultant and the practical experience of a highly-successful operator, positioning him to help Genesco find operational efficiencies while still targeting growth at the operating brand level. Mr. Sichel previously worked at Burlington Stores from 2011 to 2019, where he served as Executive Vice President and Chief Marketing Officer. He was a key member of the leadership team that turned the business around and ignited sales growth prior to an initial public offering. He has the ideal background for helping Genesco identify efficiencies while still pursuing growth – especially e-commerce growth – during a transformation period.

After comparing the incumbents to our expert nominees, we believe the choice should be clear. Our slate has the capabilities and drive to help transform Genesco into a leader in the modern retail environment and deliver enduring value for shareholders.”

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Please visit www.GCOForward.com to view important materials, including our recently issued rebuttal presentation.

If you have any questions or require assistance as you consider how to vote, please contact Legion Partners’ proxy solicitor Kingsdale Advisors at GCO@kingsdaleadvisors.com.

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About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, California. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and high-net-worth investors. Learn more at www.LegionPartners.com.

Contacts

For Investors:

Kingsdale Advisors

Michael Fein / Lydia Mulyk, 646-651-1640

mfein@kingsdaleadvisors.com / lmulyk@kingsdaleadvisors.com

For Media:

Profile

Charlotte Kiaie / Bela Kirpalani, 347-343-2999

ckiaie@profileadvisors.com / bkirpalani@profileadvisors.com

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Item 2: Also on June 28, 2021, Legion uploaded the following materials to https://www.gcoforward.com:

Item 3: Also on June 28, 2021, Legion uploaded the following materials to https://legionpartners.com/articles: